Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-179651 and 333-194272) pertaining to the 2012 Long-Term Incentive Plan, Employee Stock Purchase Plan, 2000 Stock Option Plan, and Stock Subscription Warrant of Proto Labs, Inc. of our reports dated February 27, 2015, with respect to the consolidated financial statements of Proto Labs, Inc., and the effectiveness of internal control over financial reporting of Proto labs, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

                                                                                                                                                                                       /s/ Ernst & Young, LLP

Minneapolis, Minnesota

February 27, 2015